Exhibit 5.1

August 17, 2020

VIA ELECTRONIC TRANSMISSION

Todos Medical Ltd.

1 Hamada St.

Rehovot

Israel

Re:	Todos Medical Ltd.; Form F-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Todos Medical Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1 (File No. 333-244414) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as originally filed with the U.S. Securities and Exchange Commission on August 11, 2020, as thereafter amended and supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended, of the offering of up to 50,000,000 ordinary shares issuable to Lincoln Park Capital LLC (“Lincoln”) upon the exercise of the Company’s right to put such shares to Lincoln from time to time during the 24-month period following the date of effectiveness of the registration statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that (a) the ordinary shares being sold by the Company pursuant to the Registration Statement have been duly authorized, and when issued in the manner described in the Registration Statement, will be validly issued, fully paid, and non-assessable, and (b) the ordinary shares issuable upon the exercise by the Company of its put option have been duly authorized, and upon payment of the purchase price therefor by Lincoln in accordance with the terms of the purchase agreement between the Company and Lincoln, the ordinary shares issuable upon such exercise will be validly issued, fully-paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Rimon PC

Rimon, P.C. | www.rimonlaw.com |P: (800) 930.7271 |info@rimonlaw.com